                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No. ___)

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                 Filed by a Party other than the Registrant [ ]
                           Check the appropriate box:
                         [ ] Preliminary Proxy Statement
        [ ] Confidential, for Use of the Commission Only (as permitted by
                                Rule 14a-6(e)(2))
                         [ ] Definitive Proxy Statement
                       [ ] Definitive Additional Materials
                 [X] Soliciting Material Pursuant to Rule 14a-12

                      AMERICAN MEDICAL SECURITY GROUP, INC.

                (Name of Registrant as Specified in Its Charter)

                                       N/A
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

        Payment of Filing Fee (Check the appropriate box): [X] No fee required.
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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
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Identify the previous filing by registration statement number, or the Form or
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
[American Medical Security Group, Inc. Logo]

--------------------------          [For more information contact: Cliff Bowers,
   NEWS RELEASE                      Vice President, Corporate Communications,
   for Immediate Release             (920) 661-2766, Gary Guengerich, Executive
--------------------------           Vice President & CFO, (920) 661-2486]



                     American Medical Security Group Reports
                Fourth Quarter & Full-Year 2001 Financial Results

o Net income of $0.30 per share in 4th quarter; exceeds expectations
o Full-year income per share of $0.70, before nonrecurring item
o Company increases guidance for 2002
o Health segment loss ratio improves for fifth consecutive quarter
o Cash flow positive in quarter, full year

        GREEN BAY, Wis. -- February 4, 2002 -- American Medical Security Group, Inc. (NYSE:AMZ)(AMS), today reported net income of $4.3 million or $0.30 per share for the fourth quarter of 2001. That compares to net income of $0.1 million or $0.01 per share in the fourth quarter of 2000, and $3.5 million or $0.25 per share in the third quarter of 2001.

        For the full-year 2001, the company reported income of $10.0 million or $0.70 per share excluding a $0.41 nonrecurring litigation charge in the first quarter. That compares to net income of $2.7 million or $0.18 per share for the year 2000. AMS' income and income per share have improved in each of the last five quarters.
                                      More

                                     Ad One

        "AMS began to realize its strong potential in 2001," said Samuel V. Miller, AMS Chairman & Chief Executive Officer. "Our positive results, particularly in the last half of the year, reflect the culmination of aggressive rate action over several quarters, a redefinition of our markets and strong expense control."

        According to Miller, these actions have particularly benefited AMS' smallgroup business which is now experiencing a significant turnaround following two years of depressed performance.

        "We've made great strides in improving our profitability. Now, in light of the positive reception for our new products, the addition of an industry veteran as Chief Marketing Officer, and an improving competitive climate, we hope to begin growing membership and revenues again in the second half of the year, while maintaining our margins," Miller said.


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                              MEMBERSHIP & REVENUE
        During 2000 and 2001, AMS addressed rising health claim costs by increasing premiums and exiting certain unprofitable markets. As anticipated, these actions led to a decline in membership and revenues but improved the company's loss ratio and profitability.

        Total health segment membership was 557,716 at the end of 2001 compared to 687,863 at the end of 2000.

        For the fourth quarter of 2001, total revenues were $208 million, compared to $240 million in the same period of 2000. Total revenues were $877 million for full-year 2001, versus $990 million for the prior year. The decline in revenues for both the fourth quarter and full-year 2001 reflect declining membership and a higher proportion of individual MedOne business, partially offset by increased premiums.

        MedOne membership increased slightly in the fourth quarter of 2001, and also continued to grow as a percentage of the company's overall business. MedOne membership for the fourth quarter of 2001 represented 45% of AMS' total membership, compared to 43% for the third quarter of 2001 and 34% for the fourth quarter of 2000.
                                      More

                                     Ad Two

        In January 2002, Tim O'Keefe was named AMS Senior Vice President & Chief Marketing Officer. He has more than 12 years of executive management experience with a number of companies in the health insurance field. A key focus for O'Keefe will be the successful rollout of the company's new small group, individual, dental and short-term medical products. Agent reaction to the new products in states where they have been introduced has been very positive, and quote requests are up significantly.

                            HEALTH SEGMENT LOSS RATIO
        The company's health segment loss ratio has declined for the fifth consecutive quarter. In the fourth quarter of 2001, the health loss ratio was 68.9% compared to 71.3% in the third quarter of 2001 and 76.4% for the fourth quarter of 2000. For the full-year 2001, the health segment loss ratio was 72.6% compared to 77.2% for 2000. The improvement results from AMS' premium increases surpassing increases in claim costs, and, to a lesser degree, a change in the company's product mix.

        "The improvement in our loss ratio has surpassed our expectations in the past two quarters," said Gary D. Guengerich, Executive Vice President & Chief Financial Officer. "We believe this positive trend will moderate but continue into 2002."


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

                          HEALTH SEGMENT EXPENSE RATIO
        The company's health expense ratio for the fourth quarter of 2001 was 28.0% versus 27.0% in the third quarter of 2001 and 24.7% in the fourth quarter of 2000. The increases primarily reflect lower premiums and a product mix change driven by growth in the MedOne business. The MedOne business has higher selling and administrative expenses but lower claim costs than the small group product.

                                 COMBINED RATIO
        The total health segment loss ratio plus the expense ratio, or the combined ratio, improved to 96.9% in the fourth quarter of 2001, compared to 98.3% in the third quarter of 2001, and 101.1% in the fourth quarter of 2000.

                                      More

                                    Ad Three

                            CASH FLOW & BALANCE SHEET
        Cash flow provided by operations was $17.1 million in the fourth quarter of 2001 and $17.6 million for the full year, a reflection of the increasing profitability of the company. The company expects cash flow for 2002 to significantly exceed that of 2001.

        AMS had a book value per share of $16.30 and a tangible book value per share of $8.85 at the end of the fourth quarter of 2001. That compares to $15.77 and $8.24 at the end of the fourth quarter of 2000.

                                EARNINGS GUIDANCE
        "We are increasing our earnings guidance for 2002 based on our significantly improved financial performance in the past two quarters," Guengerich said. "While there may be material upside potential beyond these estimates, our guidance is based on rapidly emerging positive trends, tempered by the inherent variables in our business."

        The company currently projects that its earnings per share will be approximately $0.30 for the first quarter of 2002 and between $1.15 and $1.25 for full-year 2002. The full-year amount includes approximately $0.17 per share resulting from the nonamortization of goodwill from the adoption of FASB Statement No. 142, "Goodwill and Other Intangible Assets."


                                  OTHER NEWS
        On January 29, 2002, Blue Cross and Blue Shield United of Wisconsin, a wholly owned subsidiary of Cobalt Corporation, and a holder of 45% of the outstanding shares of AMS, filed with the company notice of its intent to nominate four persons for election to the AMS Board of Directors at the 2002 annual meeting of AMS shareholders.


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

        Cobalt had previously made a 13D filing in which it stated it was considering submitting such nominations and was also looking at alternative methods of disposing of its shares of AMS. The company has been engaged in discussions with Cobalt concerning how to address Cobalt's need to dispose of its shares in a manner that is favorable to all of the company's shareholders.

                                      More

                                     Ad Four

        American Medical Security Group, through its operating subsidiaries, markets health care benefits and insurance products to small businesses, families and individuals. Insurance products of American Medical Security Group are underwritten by United Wisconsin Life Insurance Company. The company serves customers nationwide through partnerships with professional, independent agents and quality health care providers. It provides medical and dental coverage for 557,716 members.

                                    # # # # #

        The full-year 2001 income reported in the text of this document excludes the effect of the first quarter 2001 litigation charge. Including the charge, full-year 2001 GAAP net income is $4.2 million or $0.29 per share. The company's balance sheet and statement of income which reconcile the 2001 pro forma income to GAAP net income follow.

        AMS will host a conference call to discuss its financial results and strategic plans on Tuesday, February 5, 10:00 a.m. (Central Time). Interested parties may listen to the conference call live via the Investor Section of the company's website at AMSchoices.com. The call will be archived at the same site beginning a few hours after the live webcast. Listen-only access to the live conference call is also available by dialing 719-457-2620. (Confirmation number 449192).


        The directors and executive officers of American Medical Security Group, Inc. ("AMS") and certain other persons may be deemed to be participants in solicitation by AMS of proxies from its shareholders in connection with AMS' 2002 Annual Meeting of Shareholders. Information concerning such participants was filed by AMS with the Securities and Exchange Commission (the "SEC") on January 22, 2002.

SHAREHOLDERS OF AMS ARE ADVISED TO READ AMS' PROXY STATEMENT IN CONNECTION WITH ITS SOLICITATION OF PROXIES FROM ITS SHAREHOLDERS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders of AMS and other interested parties may obtain, free of charge, copies of AMS' proxy statement, and any other documents filed by AMS with the SEC, at the SEC's Internet web site at www.sec.gov. When available, definitive proxy statements and other documents may also be obtained by contacting AMS: Cliff Bowers, American Medical Security Group, Inc., P.O. Box 19032, Green Bay, WI 54307-9032. (920) 661-2766

                                      More

                                     Ad Five

Cautionary Statement: Some of the statements contained in this press release are "forward-looking" statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements express expectations for or about the future, rather than historical fact. Forward-looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such statements. Such risks and uncertainties include, among others, unexpected increases in medical costs; increased utilization of prescription drugs or medical services resulting from bioterrorism concerns or otherwise; the Company's ability to predict rising health care costs and adequately price its products; the Company's ability to increase its agent distribution force, generate new sales, sell new products and retain existing customers; changes in the Company's relationships with key agents that sell its products; the Company's ability to control expenses during a time of declining revenue and membership; legislative and regulatory matters, including the effects of health care or other legislation or regulation, delays in regulatory approvals, and regulatory action resulting from market conduct activity; general business conditions, including competitive practices and demand for the Company's existing and new products; development of and changes in claims reserves; rating agency policies and practices; general economic conditions, including the effect of changes in interest rates on the Company's


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

     investment portfolio; the outcome of commercial or other litigation; and other factors that may be referred to in American Medical Security Group, Inc.'s reports filed with the Securities & Exchange Commission from time to time. Forward-looking statements made in this release express expectations only as of the date they are made. The Company does not undertake any obligation to update or revise such statements as a result of new information or future events.




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



                          American Medical Security Group, Inc.
                        Condensed Consolidated Statements Of Income
                                        (Unaudited)

                                                 Three Months Ended            Twelve Months Ended
                                                     December 31,                  December 31,
                                                ----------------------         -----------------------
                                                  2001        2000              2001       2000

                                                        (In thousands, except per share data)
Revenues:
   Insurance premiums                           $ 198,158   $ 230,666         $ 838,672    $ 951,071
   Investment income                                4,244       4,618            17,443       19,007
   Realized investment gain (loss)                     60        (123)             (779)        (325)
   Other revenue                                    5,207       4,945            21,285       20,112
                                                ----------------------        -----------------------

       Total revenues                             207,669     240,106           876,621      989,865

Expenses:
   Medical and other benefits                     135,188     174,397           601,942      724,613
   Selling, general and administrative             61,945      63,085           248,742      251,767
   Interest expense                                   570         915             2,877        3,584
   Amortization of goodwill and intangibles           908         946             3,628        3,785
                                                ----------------------        -----------------------

       Total expenses                             198,611     239,343           857,189      983,749


Income before income taxes and
    non-recurring item                              9,058         763            19,432        6,116

Income tax expense                                  4,713         637             9,407        3,447
                                                ----------------------        -----------------------_

Income before non-recurring item                    4,345         126            10,025        2,669

Non-recurring item, net of tax                         --          --             5,850           --


Net income                                      $   4,345   $     126         $   4,175    $   2,669
                                                ======================        =======================


Income before non-recurring item per share:
   Basic                                        $    0.31   $    0.01         $    0.71    $    0.18
   Diluted                                      $    0.30   $    0.01         $    0.70    $    0.18

Net income per share:
   Basic                                        $    0.31   $    0.01         $    0.30    $    0.18
   Diluted                                      $    0.30   $    0.01         $    0.29    $    0.18


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



                      American Medical Security Group, Inc.
                      Condensed Consolidated Balance Sheets
                                   (Unaudited)


                                                                    December 31,  December 31,
                                                                        2001         2000
                                                                   ---------------------------
                                                                            (In thousands)
ASSETS

Investments:
   Securities available for sale, at fair value:
     Fixed maturities                                            $  269,753    $    262,428
     Equity securities-preferred                                        722           2,368
   Fixed maturity securities held to maturity, at amortized cost      4,286           4,320
   Trading securities, at fair value                                    517             260
                                                                   ---------------------------
       Total investments                                            275,278         269,376

Cash and cash equivalents                                            24,975          15,606

Other assets:
   Property and equipment, net                                       33,381          32,451
   Goodwill and other intangibles, net                              103,934         107,562
   Other assets                                                      35,447          46,928
                                                                   ---------------------------
       Total other assets                                           172,762         186,941
                                                                   ---------------------------

Total assets                                                     $  473,015    $    471,923
                                                                   ===========================

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
   Medical and other benefits payable                            $  135,504    $    145,310
   Advance premiums                                                  16,737          17,568
   Payables and accrued expenses                                     28,032          25,902
   Notes payable                                                     40,058          41,258
   Other liabilities                                                 23,284          20,708
                                                                   ---------------------------
       Total liabilities                                            243,615         250,746

Shareholders' equity:
    Common stock                                                     16,654          16,654
   Paid-in capital                                                  187,927         187,956
   Retained earnings                                                 40,470          36,295
   Accumulated other comprehensive gain (loss)                        1,903          (3,948)
   Treasury stock                                                   (17,554)        (15,780)
                                                                   ---------------------------
       Total shareholders' equity                                   229,400         221,177
                                                                   ---------------------------

Total liabilities and shareholders' equity                       $  473,015    $    471,923
                                                                   ===========================

                                          End of Filing

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